Exhibit 5

Schlumberger N.V.

(Schlumberger Limited)

5599 San Felipe

Houston, Texas 77056

Amsterdam, 16 July 2025

Re: Schlumberger N.V.

Ladies and Gentlemen,

We have acted as Curaçao legal counsel for Schlumberger N.V. (also referred to as Schlumberger Limited), a corporation with limited liability organized and existing under the laws of Curaçao (the “Company”).

We understand that on 16 July 2025, the Company completed its merger with ChampionX Corporation, a Delaware corporation (“ChampionX”), in an all-stock transaction at a fixed exchange ratio of 0.735 shares of SLB Common Stock for each share of ChampionX common stock (the “Merger”) issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), pursuant to the terms and conditions of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of 2 April 2024, by and among the Company, Sodium Holdco, Inc., a Delaware corporation, Sodium Merger Sub, Inc., a Delaware corporation, and ChampionX. Pursuant to Section 2.5 (Company Equity Awards) of the Merger Agreement, upon the completion of the Merger, the Company assumed the ChampionX Corporation Amended and Restated 2018 Equity and Cash Incentive Plan (the “ChampionX Plan”).

In connection with the registration of up to 24,000,000 shares of the Company’s common stock, par value US$0.01 per share to be traded on the New York Stock Exchange (the “Shares”), issuable pursuant to the SLB Discounted Stock Purchase Plan, as amended and restated effective 16 January 2025 (the “DSPP Plan”), a registration statement on Form S-8 relating to the DSPP Plan (the “Form S-8 Registration Statement”) was filed by the Company on 1 July 2025 with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

We understand that a Post-Effective Amendment No. 1 is being filed by the Company on Form S-8 POS (the “Registration Statement Amendment”) to include in the Form S-8 Registration Statement 3,000,000 Shares issuable upon the exercise or settlement of the Assumed Awards (as defined in the Registration Statement Amendment) that become exercisable or issuable upon settlement after the Effective Time, held by current directors, officers and employees of the Company who were directors, officers and employees of ChampionX immediately prior to the Effective Time. No additional securities are being registered by the Registration Statement Amendment.

16 July 2025

As Curaçao legal counsel for the Company we have examined and relied upon the following documents in original, photo static or facsimile form:

(a)	a copy of the Registration Statement Amendment;

(b)	a copy of the Form S-8 Registration Statement;

(c)	a copy of the DSPP Plan and the ChampionX Plan;

(d)	a copy of the Merger Agreement, as filed;

(e)	a certified copy of the Articles of Incorporation of the Company (the “Articles of Incorporation”), as presently in effect;

(f)	a copy of the Amended and Restated By-Laws of the Company as, according to the Secretary Certificate (as defined below), in full force and effect on the date hereof (the “Bylaws”);

(g)	an extract obtained online on 16 July 2025 from the Curaçao Commercial Register, relating to the registration of the Company;

(h)

a copy of the resolutions of the board of directors of the Company (the “Board”) as attached to the secretary’s certificate dated 26 April 2024 with respect to the approval, adoption, ratification and confirmation of the Merger Agreement (the “Merger Agreement Resolutions”);

(i)

a copy of the minutes of the annual general meeting of shareholders of the Company as according to the Secretary Certificate held on 2 April 2025 inter alia including the resolution to approve the amendment and restatement of the SLB Discounted Stock Purchase Plan effective 16 January 2025 (the “Shareholders Resolutions”);

(j)

a copy of the resolutions of the Board as according to the Secretary Certificate adopted on 16 January 2025 providing for the issuance of the Shares under the DSPP Plan (the “Board Resolutions” and the Shareholders Resolutions together with the Board Resolutions, the “DSPP Resolutions”); and

(k)

a copy of a certificate executed by the Assistant Secretary of the Company, dated 16 July 2025 with attached thereto a copy of the Merger Agreement Resolutions, the DSPP Resolutions, the Articles of Association and the Bylaws (the “Secretary Certificate”).

In our examination of the documents referred to above and in expressing our opinion, we have assumed without independent verification of any kind:

(i)	the genuineness of all signatures on all documents we have reviewed;

(ii)

the authenticity of all such documents submitted to us as originals, and that each of the documents has been duly executed in the form, or substantially in the form submitted to us as execution copies;

16 July 2025

(iii)	the conformity with originals of all documents submitted to us as copies; and

(iv)	the conditions to consummating the transactions contemplated by the Merger Agreement have been satisfied and such transactions have been consummated.

In rendering the following, we are opining on the matters hereinafter referred to, only insofar as they are governed by the laws of Curaçao as currently in effect and as they are interpreted under presently published case law of Curaçao, including the Supreme Court of the Netherlands (Hoge Raad der Nederlanden).

Based upon and subject to the foregoing and subject to the qualifications set forth below and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

(a)

The Company has been duly incorporated under the laws of the former Netherlands Antilles, is currently validly existing under the laws of Curaçao and has all requisite corporate power and authority to own its properties and to conduct its business within the limits of its objects clause as set forth in article 2 of the Articles of Incorporation. The Company has been duly registered with the Curaçao Commercial Register under number 1674.

(b)

Upon issuance and delivery of the Shares from time to time pursuant to and in accordance with the terms of the DSPP Plan or the ChampionX Plan, as applicable, for consideration at least equal to the par value thereof, such Shares will be validly issued, fully paid and non-assessable.

(c)	No personal liability will attach to the holders of the Shares under the laws of Curaçao by reason of their being stockholders of the Company.

(d)	No consents, approvals, authorizations or other orders of Curaçao governmental authorities are legally required for the issuance of the Shares by the Company.

This opinion is strictly limited to the matters stated herein and may not read as extending by implication to any matters not specifically referred to herein, including tax matters.

We consent to the filing of this opinion as an exhibit to the Registration Statement Amendment. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely yours,

/s/ STvB Advocaten (Europe) N.V.